Exhibit 4.11

STOCK GRANT AGREEMENT

This Agreement entered into on the 22nd day of December 2006, between DataJungle Software Inc., a Nevada corporation (together with its successors and assigns, the “Company”), with an address at 1 Hines Road, Suite 202, Ottawa, Ontario K2K 3C7, and Phillip Zrymiak (the “Holder”) with an address at 21 Avonlea Road, Nepean, Ontario K2G 0J4, agree as follows:

WHEREAS, on the date hereof, the Company’s wholly owned Canadian subsidiary, DataJungle Ltd. (DJL), issued a Secured Promissory Note pursuant to which DJL promised to pay the Holder a principal amount of One Hundred Thousand Canadian Dollars ($100,000) and to pay interest thereon at a rate of 12% per annum;

NOW THEREFORE, BE IT RESOLVED, that the Company and Holder, intending to be legally bound, hereby agree as follows:

1.

Grant of Common Stock

1.1.

In consideration of the Holder’s loan to DJL, the Company hereby agrees to grant One Hundred Thousand (100,000) shares of the Company’s common stock, par value $0.001 (the “Common Stock”) to the Holder.

1.2

Unless a registration statement under the Securities Act of 1933, as amended, with respect to the shares of Common Stock granted pursuant to Section 1.1 hereof has been filed with the Securities and Exchange Commission, each share granted pursuant to Section 1.1 hereof shall be restricted and stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THE 1933 ACT AND SUCH LAWS OR AN EXCEPTION FROM REGISTRATION IS AVAILABLE.”

1.3

The Company shall agree to issue the Holder piggyback registration rights for the Common Shares, whereby the Company will use best efforts to register these shares for resale by the Holder on the first applicable Registration Statement filed by the Company with the U.S. Securities & Exchange Commission.  The Company makes no representation or warranties as to its ability to have any registration statement declared effective.  In the event the Company is advised by the staff of the SEC, or any applicable self-regulatory or state securities agency that the inclusion of the shares will prevent, preclude or materially delay the effectiveness of a registration statement filed, the Company, in good faith, may amend such registration statement to exclude the Shares without otherwise affecting the Holder’s rights to any other registration statement.

2.

Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law and choice of law that would cause the laws of any other jurisdiction to apply.

IN WITNESS WHEREOF, the parties hereby cause this Agreement to be duly executed and delivered by its authorized officers, as of the date first above written.

DataJungle Software Inc.

By:  /s/ Edward Munden

       Name:  Edward J. Munden

       Title:    Chief Executive Officer

By:  /s/ Larry Bruce

       Name:  Larry Bruce

       Title:    Chief Financial Officer

By:  /s/ Phillip Zrymiak

       Phillip Zrymiak

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